As filed with the Securities and Exchange Commission on August 22, 2022.

Registration No. 333-265769

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Palisade Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	52-2007292
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Palisade Bio, Inc.

7750 El Camino Real, Suite 5200

Carlsbad, CA 92009

(858) 704-4900

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Thomas Hallam, Ph.D., Chief Executive Officer

Palisade Bio, Inc.

7750 El Camino Real, Suite 5200

Carlsbad, CA 92009

(858) 704-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karen Deschaine, Esq.	Michael F. Nertney
Cooley LLP	Ellenoff Grossman & Schole LLP
4401 Eastgate Mall	1345 Avenue of the Americas, 11th Floor
San Diego, California 92121	New York, New York 10105
(858) 550-6000	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-265769)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-265769), as amended (the “Registration Statement”), declared effective on August 11, 2022 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the previously-filed Post-Effective Amendment No. 1 to the Registration Statement in order to correct certain typographical errors contained in Exhibit 5.1 to that Post-Effective Amendment No. 1.

EXHIBIT INDEX

Exhibit Number	Description of document

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the signature page of the prior registration statement on Form S-1 (File No. 333-265769), filed with the Securities and Exchange Commission on June 22, 2022 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on August 22, 2022.

Palisade Bio, Inc.

By:	/s/ Thomas M. Hallam, Ph.D.
Thomas M. Hallam, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Hallam, Ph.D.	Chief Executive Officer and Director	August 22, 2022
Thomas M. Hallam, Ph.D.	(Principal Executive Officer)

/s/ J. D. Finley	Chief Financial Officer	August 22, 2022
J.D. Finley	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	August 22, 2022
James R. Neal

*	Director	August 22, 2022
Cristina Csimma, Pharm.D.

*	Director	August 22, 2022
Stephanie Diaz

*	Director	August 22, 2022
Mary Ann Gray, Ph.D

*	Director	August 22, 2022
Robert J. Trenschel, D.O.

*	Director	August 22, 2022
Binxian Wei

*	Director	August 22, 2022
Donald A. Williams

*By:	/s/ J.D. Finley
J.D. Finley
Attorney-in-Fact